Exhibit 10.39
SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers
     Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. (”Synovus”) for the year ended December 31, 2009, as approved by the Compensation Committee of the Board of Directors:

Name	Position	Base Salary
Richard E. Anthony	Chairman of the Board and Chief Executive Officer	$928,200
Thomas J. Prescott	Executive Vice President and Chief Financial Officer	$387,000
Elizabeth R. James	Vice Chairman, Chief People Officer and Secretary	$431,000
Mark G. Holladay	Executive Vice President and Chief Risk Officer	$315,000
Samuel F. Hatcher	Executive Vice President, General Counsel and Secretary	$325,000